EXHIBIT 10.34

[COMPANY LOGO]

June 16, 2005

Ms. Susan Riley
424 East 52nd Street, Apt 2C

New York, NY 10022

Dear Susan:

It is with great pleasure that Advanced Aesthetics Institute, Inc. (AAI) offers you the position of Executive Vice President, Chief Financial Officer with an effective start date of July 3, 2005. This position will report directly to John Higgins, President.

In this position, you will be responsible for Finance & Accounting, Merger's and Acquisitions, Technology, Operations, Investment Relations, Purchasing and Inventory Planning for AAI. Your employment agreement is as follows:

         o Your base pay will be $12,5000 Bi-weekly, which when annualized is equivalent to $325,000 per year.
         o You will be eligible for an incentive bonus of 60% of base salary. 70% of your incentive bonus will be based on P & L performance while 30% of your incentive bonus will be based on specific individual objectives. Both components will be mutually agreed upon by the Board of Directors, John Higgins, and yourself. All terms and conditions specified in the incentive plan program are subject to management discretion.
         o An initial options grant of 250,000 shares of AAI company stock, subject to approval by the Board of Directors and the terms of the company's stock option plan. The Stock options will vest over 3 years (33.3% per year) and will have an exercise price of $4/share. Vesting will accelerate on a change of control as defined by the Company's Board of Directors; through a resolution in accordance with the company's equity plan document.
         o On the first day of the month following your start date, you will be eligible to participate in our medical, dental and vision insurance options and flexible spending accounts, subject to plan terms; with a percentage of the premiums paid for by AAI.
         o You will be eligible to participate in company-paid benefits such as life insurance, short and long- term disability, subject to applicable waiting periods and applicable premiums;
         o You will be eligible for company-paid holidays and for 4 weeks vacation and in accordance with the management vacation policy thereafter.
         o     You will be eligible for a 50% reduced spa and salon services and discount on retail products as per the Employee Guidebook.
         o     Your immediate family members will be eligible for a 25% discount on spa and salon services.
         o You will be eligible for discounts on-site cosmetic medical/dental services.
         o You will be eligible for six (6) month's severance pay if involuntarily separated from the company for reasons other than "cause" after 90 days of service. Eligibility for nine (9) month's severance after eighteen (18) months of service. The severance will be mitigated by any income received if new employment opportunity is obtained during severance period. Severance will accelerate if separation of employment occurs due to a change of control; as defined by the Company's Board of Directors.

Susan J. Riley (2)


         o We will be mailing you an "On-Board" package to include your necessary employment paperwork and detailed information concerning your benefits options and related programs in effect as of your expected start date. If you have any questions concerning the benefits for which you will be eligible, please feel free to contact Jody Schifier, Benefits Manager at 561-833-7911 X 120 or jschifier@aai.com.

Please remember to bring your appropriate employment related documentation for the completion of your employment forms, including proof that you are presently eligible to work in the United States. Failure to provide appropriate documentation within days of hire can result in a change of your employment status in accordance with the terms of the Immigration Reform and Control Act.

Susan, we are so excited about having you join us. We are confident that your skills and experience will be a good match for our growth strategy ahead. We look forward to having you as part of AAI's dynamic team and a part of building AAI's exciting future.

Warm regards,


/s/Marilyn Durant
Marilyn Durant
Advanced Aesthetics Institute Inc.
Vice President, Human Capital

cc: John Higgins

Provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of references and background checks, execution of employment offer agreement, applicable non-competition and non disclosure agreements; or any other contingencies that AAI needs to include.

Signature:                                   Date
           --------------------------------         ----------------------------
            Susan J. Riley/Acceptance